INTERCREDITOR AND SUBORDINATION AGREEMENT

This Intercreditor and Subordination Agreement, dated as of October 31, 2005, is made by and among (i) Exabyte Corporation, a Delaware corporation (“Borrower”), (ii) Wells Fargo Bank, National Association (“Wells Fargo”), as successor in interest to Wells Fargo Business Credit, Inc., (iii) the purchasers of the Borrower’s 10% Secured Convertible Subordinated Notes due September 30, 2010 (collectively, the “Noteholders”), and (iv) Imation Corp., a Delaware corporation (“Imation”).

Recitals

Borrower is indebted to Wells Fargo pursuant to that certain Credit and Security Agreement dated as of March 9, 2005, as amended, supplemented or restated from time to time (the “Credit Agreement”), providing for a revolving line of credit in the amount of $20.0 million secured by a first priority security interest in substantially all of Borrower’s assets. All monetary obligations of Borrower to Wells Fargo arising under the Credit Agreement are referred to herein as the “Senior Debt.”

Borrower is indebted to the Noteholders pursuant to its 10% Secured Convertible Subordinated Notes due September 30, 2010 in the aggregate principal amount of up to $11.0 million, as amended, supplemented or restated from time to time (the “Notes”), secured by a second priority security interest in substantially all of Borrower’s assets. All monetary obligations of Borrower to the Noteholders arising under the Notes are referred to herein as the “Senior Subordinated Debt.” Any action required or permitted to be taken by the Noteholders pursuant to this Agreement shall be taken by the holders of a majority in principal amount of the then-outstanding Notes, and any action so taken shall be binding on all existing and future holders of Notes. Any monetary obligation of the Noteholders hereunder shall be a several (and not joint) liability of each of the Noteholders in the same proportion that the principal amount of Notes held by such Noteholder bears to the aggregate principal amount of all outstanding Notes.

Borrower is indebted to Imation pursuant to two separate promissory notes in the aggregate principal amount of $7.0 million, as amended, supplemented or restated from time to time (the “Imation Notes”) secured by a third priority security interest in substantially all of Borrower’s assets. In addition, pursuant to the terms of a Media Distribution Agreement with Borrower dated November 10, 2003, as amended, supplemented or restated from time to time (the “MDA”), Borrower has granted to Imation a junior security interest in certain intellectual property of Borrower. All obligations of Borrower to Imation arising under the Imation Notes and the MDA are referred to herein as the “Junior Subordinated Debt.”

In connection with the Credit Agreement, Imation executed a Subordination Agreement dated as of March 9, 2005, for the benefit of Wells Fargo (the “Imation Subordination Agreement”). This Agreement replaces the Imation Subordination Agreement in its entirety, and the Imation Subordination Agreement will cease to be of any force or effect upon effectiveness of this Agreement.

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For purposes of this Agreement, (i) Wells Fargo in its capacity as the holder of the Senior Debt shall constitute the “Senior Lender” in relation to both the Noteholders and Imation, and the Noteholders in their capacity as the holders of the Senior Subordinated Debt shall also constitute the “Senior Lender” in relation to Imation, (ii) the Senior Debt shall constitute Senior Lender Indebtedness (as defined below) with respect to both the Senior Subordinated Debt and the Junior Subordinated Debt, and the Senior Subordinated Debt shall also constitute Senior Lender Indebtedness with respect to the Junior Subordinated Debt, (iii) both the Noteholders and Imation shall constitute the “Subordinated Creditor” in relation to Wells Fargo, and Imation shall also constitute the “Subordinated Creditor” in relation to the Noteholders, and (iv) both the Senior Subordinated Debt and the Junior Subordinated Debt shall constitute Subordinate Indebtedness (as defined below) with respect to the Senior Debt, and the Junior Subordinated Debt shall constitute Subordinate Indebtedness with respect to the Senior Subordinated Debt.

This Agreement shall inure to the benefit of any successor to Wells Fargo as senior lender (pursuant to a refinancing of the Credit Agreement or otherwise), and any such successor lender shall constitute the “Senior Lender” in relation to both the Noteholders and Imation, and a principal amount of up to $40.0 million of obligations owing by Borrower to Wells Fargo or such successor lender, plus interest, charges, and fees associated therewith, shall constitute Senior Lender Indebtedness (as defined below) for purposes of this Agreement.

As a condition to making any loan or extension of credit to the Borrower, the Senior Lender has required that the Subordinated Creditor subordinate the payment of the Subordinated Creditor’s loans and other financial accommodations to the payment of any and all indebtedness of the Borrower to the Senior Lender. Assisting the Borrower in obtaining credit accommodations from the Senior Lender and subordinating the Subordinated Creditor’s interests pursuant to the terms of this Agreement are in the Subordinated Creditor’s best interest.

ACCORDINGLY, in consideration of the loans and other financial accommodations that have been made and may hereafter be made by the Senior Lender for the benefit of the Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Subordinated Creditor hereby agrees as follows:

1.            Definitions. As used herein, the following terms have the meanings set forth below:

“Availability” has the meaning given in the Credit Agreement.

“Borrower Default” means a Default or Event of Default as defined in any agreement or instrument evidencing, governing, or issued in connection with Senior Lender Indebtedness, including, but not limited to, the Credit Agreement, or any default under or breach of any such agreement or instrument.

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“Collateral” means all collateral now or hereafter securing payment of the Senior Lender Indebtedness, including all proceeds thereof.

“Imation Trade Receivables” means all amounts owed by the Borrower to Imation other than MDA Subordinated Debt and amounts owing under the Imation Notes.

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

“MDA Subordinated Payment” means (a) any refund of the Distribution Fee, as such term is defined in the MDA, (b) any increase in the margin received by Imation in connection with the resale of Borrower’s media products under the MDA, other than the increase from 8% to 10% scheduled to take effect on January 1, 2007, and (c) any payment, such as for damages or indemnification, under the MDA that is out of the ordinary course of business.

“Senior Lender Indebtedness” means each and every debt, liability and obligation of every type and description which the Borrower may now or at any time hereafter owe to the Senior Lender, whether such debt, liability or obligation now exists or is hereafter created or incurred, and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or joint, several or joint and several, all interest thereon, and all fees, costs and other charges related thereto (including all interest, fees, costs and other charges accruing after the commencement of any case, proceeding or other action relating to the bankruptcy insolvency or reorganization of the Borrower, whether or not allowed in such proceeding or other action), all renewals, extensions and modifications thereof and any notes issued in whole or partial substitution therefor; provided, however, that “Senior Lender Indebtedness” with respect to Wells Fargo and/or its successors and assigns shall at no time exceed an aggregate principal amount of $40,000,000, plus interest, charges, and fees associated therewith.

“Subordinated Indebtedness” means all obligations which the Borrower may now or at any time hereafter owe to the Subordinated Creditor, whether such debt, liability or obligation now exists or is hereafter created or incurred, and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or joint, several or joint and several; provided, however, that Subordinated Indebtedness shall not include any obligations which the Borrower may now or at any time hereafter owe to the Subordinated Creditor under the Securities Purchase Agreement, dated April 30, 2004, or any other documents or certificate of incorporation entered into in connection therewith.

2.            Subordination. The payment of all of the Subordinated Indebtedness is hereby expressly subordinated to the extent and in the manner hereinafter set forth to the

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payment in full of the Senior Lender Indebtedness; and regardless of any priority otherwise available to the Subordinated Creditor by law or by agreement, the Senior Lender shall hold a first priority Lien in the Collateral, and any Lien claimed therein by the Subordinated Creditor shall be and remain fully subordinate for all purposes to the Lien of the Senior Lender therein for all purposes whatsoever. The Subordinated Indebtedness shall continue to be subordinated to the Senior Lender Indebtedness even if the Senior Lender Indebtedness is subordinated, avoided or disallowed under the United States Bankruptcy Code or other applicable law.

3.            Payments and Setoff. Until all of the Senior Lender Indebtedness has been paid in full and the Senior Lender has released its Lien in the Collateral:

(a)          Payments. The Subordinated Creditor shall not, without the Senior Lender’s prior written consent, demand, receive or accept any payment (whether of principal, interest or otherwise) from the Borrower in respect of the Subordinated Indebtedness, including (i) with respect to the Noteholders, any payment of principal, interest or premium with respect to the Notes (other than payments for accrued interest on the Notes or upon conversion or exercise of the Notes or any other securities issued in connection therewith, in each case made solely in shares of Borrower’s common stock), and (ii) with respect to Imation, any payment of principal or interest on the Imation Notes or any MDA Subordinated Payment. Notwithstanding the foregoing, (A) the Subordinated Creditor may accept payment of Imation Trade Receivables, and (B) so long as (1) no Borrower Default exists with respect to Senior Lender Indebtedness that has not been waived by the applicable Senior Lender, (2) average daily Availability for the 90 days prior to such payment is not less than the sum of $400,000 plus the amount of such payment, and (3) after giving effect to such payment, Availability would be not less than $400,000, the Subordinated Creditor may accept scheduled payments of principal and interest on the Notes and the Imation Notes, as applicable.

(b)          Setoff. The Subordinated Creditor shall not, without the Senior Lender’s prior written consent, exercise any right of or permit any setoff in respect of the Subordinated Indebtedness, including (i) with respect to the Noteholders, any payment of principal, interest or premium with respect to the Notes, and (ii) with respect to Imation, any payment of principal or interest on the Imation Notes, any MDA Subordinated Payment, or any Imation Trade Receivables. Notwithstanding the foregoing, Imation may exercise a right of setoff against payments of Imation Trade Receivables up to a maximum aggregate amount of $500,000 in any twelve-month period. The Subordinated Creditor shall provide the Senior Lender with prompt written notice in the event it exercises any such right of setoff or other similar right, setting forth the circumstances and amount thereof.

4.            Receipt of Prohibited Payments. If the Subordinated Creditor receives any payment on the Subordinated Indebtedness that the Subordinated Creditor is not entitled to receive under the provisions of this Agreement, the Subordinated Creditor will hold the

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amount so received in trust for the Senior Lender and will forthwith turn over such payment to the Senior Lender in the form received (except for the endorsement of the Subordinated Creditor where necessary) for application to then-existing Senior Lender Indebtedness (whether or not due), in such manner of application as the Senior Lender may deem appropriate. If the Subordinated Creditor exercises any right of setoff which the Subordinated Creditor is not permitted to exercise under the provisions of this Agreement, the Subordinated Creditor will promptly pay over to the Senior Lender, in immediately available funds, an amount equal to the amount of the claims or obligations offset. If the Subordinated Creditor fails to make any endorsement required under this Agreement, the Senior Lender, or any of its officers or employees or agents on behalf of the Senior Lender, is hereby irrevocably appointed as the attorney-in-fact (which appointment is coupled with an interest) for the Subordinated Creditor to make such endorsement in the Subordinated Creditor’s name.

5.            Action on Subordinated Indebtedness. The Subordinated Creditor will not commence any action or proceeding against the Borrower to recover all or any part of the Subordinated Indebtedness, or join with any creditor (unless the Senior Lender shall so join) in bringing any proceeding against the Borrower under any bankruptcy, reorganization, readjustment of debt, arrangement of debt receivership, liquidation or insolvency law or statute of the federal or any state government, or take possession of, sell, or dispose of any Collateral, or exercise or enforce any right or remedy available to the Subordinated Creditor with respect to any such Collateral, unless and until (a) the Senior Lender Indebtedness has been paid in full and the Senior Lender has released its Lien in the Collateral or (b) Senior Lender has accelerated the Senior Lender Indebtedness. Notwithstanding the foregoing, so long as the Senior Lender is actively winding down the Borrower’s business or otherwise liquidating the Collateral, the Subordinated Creditor shall take no action on the Subordinated Indebtedness other than acceleration thereof. In the event Subordinated Creditor collects, takes possession of, forecloses upon, or exercises any other rights or remedies with respect to, the Collateral judicially or non-judicially, and at the time any Senior Lender Indebtedness remains outstanding, all proceeds thereof received by Subordinated Creditor shall be remitted promptly to Senior Lender to applied to the Senior Lender Indebtedness in such order and manner as Senior Lender shall determine in its discretion, until the Senior Lender Indebtedness has been paid and performed in full. Nothing in this Agreement shall restrict the Noteholders from seeking specific performance to cause the Borrower to issue common stock to the Noteholders pursuant to the terms of the Notes or any other securities issued in connection therewith.

6.	Action Concerning Collateral.

(a)          Notwithstanding any Lien now held or hereafter acquired by the Subordinated Creditor, the Senior Lender may take possession of, sell, dispose of, and otherwise deal with all or any part of the Collateral, and may enforce any right or remedy available to it with respect to the Borrower or the Collateral, all without notice to or consent of the Subordinated Creditor except as specifically required by applicable law.

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(b)          In addition, and without limiting the generality of the foregoing, if (i) a Borrower Default has occurred and is continuing, (ii) the Borrower or the Senior Lender intends to sell or otherwise dispose of any Collateral to an unrelated third party outside the ordinary course of business, (iii) the Senior Lender has given written notice thereof to the Subordinated Creditor, and (iv) the Subordinated Creditor has failed, within ten (10) days after receipt of such notice, to purchase for cash the Senior Lender Indebtedness for the full amount thereof, the Subordinated Creditor shall be deemed to have consented to such sale or disposition, to have released any Lien it may have in such Collateral and to have authorized the Senior Lender or its agents to file partial releases (and any related financing statements such as “in-lieu” financing statements under Part 7 of Article 9 of the Uniform Commercial Code) with respect to such Collateral.

(c)          The Senior Lender shall have no duty to preserve, protect, care for, insure, take possession of, collect, dispose of, or otherwise realize upon any of the Collateral, and in no event shall the Senior Lender be deemed the Subordinated Creditor’s agent with respect to the Collateral. All proceeds received by the Senior Lender with respect to any Collateral may be applied, first, to pay or reimburse the Senior Lender for all costs and expenses (including reasonable attorneys’ fees) incurred by the Senior Lender in connection with the collection of such proceeds, and, second, to any Senior Lender Indebtedness secured by the Senior Lender’s Lien in that Collateral, in any order that it may choose.

7.            Bankruptcy and Insolvency. In the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement with creditors, whether or not pursuant to bankruptcy law, the sale of all or substantially all of the assets of the Borrower, dissolution, liquidation or any other marshalling of the assets or liabilities of the Borrower, the Subordinated Creditor will file all claims, proofs of claim or other instruments of similar character necessary to enforce the obligations of the Borrower in respect of the Subordinated Indebtedness and will hold in trust for the Senior Lender and promptly pay over to the Senior Lender in the form received (except for the endorsement of the Subordinated Creditor where necessary) for application to the then-existing Senior Lender Indebtedness, any and all moneys, dividends or other assets received in any such proceedings on account of the Subordinated Indebtedness, unless and until the Senior Lender Indebtedness has been paid in full and the Senior Lender’s Lien in the Collateral has been terminated. If the Subordinated Creditor shall fail to take any such action, the Senior Lender, as attorney-in-fact for the Subordinated Creditor, may take such action on the Subordinated Creditor’s behalf. Upon the occurrence of any of the events described in this paragraph, the Subordinated Creditor hereby irrevocably appoints the Senior Lender, or any of its officers or employees on behalf of the Senior Lender, as the attorney-in-fact for the Subordinated Creditor (which appointment is coupled with an interest) with the power but not the duty to demand, sue for, collect and receive any and all such moneys, dividends or other assets and give acquittance therefor and to file any claim, proof of claim or other instrument of similar character, to vote claims comprising Subordinated Indebtedness to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension and to take such other action in the Senior Lender’s own name or in the name of the Subordinated Creditor as the Senior

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Lender may deem necessary or advisable for the enforcement of the agreements contained herein; and the Subordinated Creditor will execute and deliver to the Senior Lender such other and further powers-of-attorney or instruments as the Senior Lender may request in order to accomplish the foregoing. If the Senior Lender desires to permit the use of cash collateral or to provide post-petition financing to the Borrower, the Subordinated Creditor shall not object to the same or assert that its interests are not being adequately protected.

8.            Restrictive Legend; Transfer of Subordinated Indebtedness. The Subordinated Creditor will cause all notes, bonds, debentures or other instruments evidencing the Subordinated Indebtedness or any part thereof to contain a specific statement thereon in the form of Exhibit A, and the Subordinated Creditor will mark its books conspicuously to evidence the subordination effected hereby. The Subordinated Creditor is the lawful holder of the Subordinated Note and has not transferred any interest therein to any other person or entity. Without the prior written consent of the Senior Lender, the Subordinated Creditor will not assign, transfer or pledge to any other person any of the Subordinated Indebtedness or agree to a discharge or forgiveness of the same, except that the Subordinated Creditor may assign all or a portion of the Subordinated Indebtedness to any party that has signed a Subordination Agreement substantially identical to this Agreement. If the Senior Lender determines in its reasonable discretion that an assignment of Subordinated Indebtedness in violation of the preceding sentence is likely to occur, the Subordinated Creditor shall, at the request of the Senior Lender, deposit with the Senior Lender all of the notes, bonds, debentures or other instruments evidencing the Subordinated Indebtedness, which notes, bonds, debentures or other instruments may be held by the Senior Lender so long as any Senior Lender Indebtedness remains outstanding or the Senior Lender’s Lien in the Collateral has not been terminated.

9.            Continuing Effect. This Agreement shall constitute a continuing agreement of subordination, and the Senior Lender may, without notice to or consent by the Subordinated Creditor, modify any term of the Senior Lender Indebtedness in reliance upon this Agreement. Without limiting the generality of the foregoing, except as otherwise provided in this Agreement, the Senior Lender may, at any time and from time to time, without the consent of or notice to the Subordinated Creditor and without incurring responsibility to the Subordinated Creditor or impairing or releasing any of the Senior Lender’s rights or any of the Subordinated Creditor’s obligations hereunder:

(a)          change the interest rate or change the amount of payment or extend the time for payment or renew or otherwise alter the terms of any Senior Lender Indebtedness or any instrument evidencing the same in any manner; provided, however, that if the Subordinated Creditor has given notice to the Senior Lender of a payment default with respect to Subordinated Indebtedness, together with a demand that the Senior Lender not extend the maturity of the Senior Lender Indebtedness beyond December 31, 2010, the Senior Lender will not extend the maturity of the Senior Lender Indebtedness beyond December 31, 2010.

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(b)          sell, exchange, release or otherwise deal with any property at any time securing payment of the Senior Lender Indebtedness or any part thereof;

(c)          release anyone liable in any manner for the payment or collection of the Senior Lender Indebtedness or any part thereof;

(d)          exercise or refrain from exercising any right against the Borrower or any other person (including the Subordinated Creditor); and

(e)          apply any sums received by the Senior Lender, by whomsoever paid and however realized, to the Senior Lender Indebtedness in such manner as the Senior Lender shall deem appropriate.

The Subordinated Creditor hereby waives any and all right to require the marshalling of assets in connection with the exercise of any of the Senior Lender’s remedies permitted by applicable law or agreement.

10.          No Commitment. None of the provisions of this Agreement shall be deemed or construed to constitute or imply any commitment or obligation on the part of the Senior Lender to make any future loans or other extensions of credit or financial accommodations to the Borrower.

11.          Notice. All notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by registered mail, postage prepaid, or (iii) transmitted by telecopy, receipt confirmed, in each case addressed to the party to whom notice is being given at its address set forth on such party’s signature page, or at such other address as may hereafter be designated in writing by that party. All such notices or other communications shall be deemed to have been given on (i) the date received if delivered personally, (ii) the date of posting if delivered by mail, or (iii) the date of transmission if delivered by telecopy.

12.          Conflict in Agreements. If the subordination provisions of any instrument evidencing Subordinated Indebtedness conflict with the terms of this Agreement, the terms of this Agreement shall govern the relationship between the Senior Lender and the Subordinated Creditor.

13.          No Waiver. No waiver shall be deemed to be made by the Senior Lender of any of its rights hereunder unless the same shall be in writing signed on behalf of the Senior Lender, and each such waiver, if any, shall be a waiver only with respect to the specific matter or matters to which the waiver relates and shall in no way impair the rights of the Senior Lender or the obligations of the Subordinated Creditor to the Senior Lender in any other respect at any time.

14.          Binding Effect; Acceptance. This Agreement shall be binding upon the Subordinated Creditor and the Subordinated Creditor’s heirs, legal representatives, successors and assigns and shall inure to the benefit of the Senior Lender and its participants, successors and assigns irrespective of whether this or any similar agreement is executed by any other creditor of the Borrower. This Agreement is solely for the

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benefit of Senior Lender and Senior Lender’s successors and assigns, and neither the Borrower nor any other person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement. Notice of acceptance by the Senior Lender of this Agreement or of reliance by the Senior Lender upon this Agreement is hereby waived by the Subordinated Creditor.

15.          Miscellaneous. The paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

16.          Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Colorado. Each party consents to the personal jurisdiction of the state and federal courts located in the State of Colorado in connection with any controversy related to this Agreement, waives any argument that venue in any such forum is not convenient, and agrees that any litigation initiated by any of them in connection with this Agreement may be venued in either the state or federal courts located in the City and County of Denver, Colorado. THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT.

[SIGNATURE PAGES FOR EACH SUBORDINATED CREDITOR FOLLOW]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above-written.

Name of Subordinated Creditor: __________________________________________

Signature of Authorized Signatory of Subordinated Creditor: _________________________

Name of Authorized Signatory: _________________________

Title of Authorized Signatory: __________________________

Phone Number:______________________________

Facsimile Number: ________________________________

Address for Notice:	________________________________
________________________________
________________________________

Senior Lender’s information for notices:

Wells Fargo Bank, National Association

MAC C7300-210

1740 Broadway

Denver, Colorado 80274

Facsimile Number: 303-863-4904

Attention: Aida Sunglao-Canlas

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Acknowledgment by Borrower

The undersigned, being the Borrower referred to in the foregoing Agreement, hereby (i) acknowledges receipt of a copy thereof, (ii) agrees to all of the terms and provisions thereof, (iii) agrees to and with the Senior Lender that it shall make no payment on the Subordinated Indebtedness that the Subordinated Creditor would not be entitled to receive under the provisions of the Agreement, (iv) agrees that any such payment will constitute a default under the Senior Lender Indebtedness, and (v) agrees to mark its books conspicuously to evidence the subordination of the Subordinated Indebtedness effected hereby.

EXABYTE CORPORATION

By ________________________________

Carroll Wallace, Chief Financial Officer

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EXHIBIT A

THIS INSTRUMENT IS SUBJECT TO THE TERMS OF AN INTERCREDITOR AND SUBORDINATION AGREEMENT DATED AS OF OCTOBER ____, 2005, BY IMATION CORP. AND THE PURCHASERS OF EXABYTE’S 10% SECURED CONVERTIBLE SUBORDINATED NOTES DUE SEPTEMBER 30, 2010, IN FAVOR OF WELLS FARGO BANK, NATIONAL ASSOCIATION.

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